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                                                                      EXHIBIT 21

                       SUBSIDIARIES OF ENESCO GROUP, INC.

                                                       Jurisdiction
Name                                                   of Organization
                                                       ---------------
Enesco European Giftware Group
       Limited                                         England

Enesco France, S.A.                                    France

Enesco International Ltd.                              Delaware

Enesco International (H.K)
       Limited                                         Hong Kong

N.C. Cameron & Sons Limited                            Ontario, Canada

Enesco plc                                             England

All of the above-listed subsidiaries are included in the Company's consolidated financial statements for all of both 2000 and 2001.